Exhibit 99.1

Twitter Q1 2017 Shareholder Letter

San Francisco, CA

April 26, 2017

Dear Shareholders,

We look forward to discussing our first quarter 2017 financial results with you at 5am PT today. As a reminder, to have your questions considered during Q&A, Tweet to @TwitterIR using #TWTR. Thank you for your interest and we look forward to speaking with you soon.

Highlights

•

Twitter’s audience continued to grow with accelerating momentum in Q1. Daily active usage (DAU )* increased 14% year-over-year, marking the fourth consecutive quarter of accelerating growth. Monthly active usage (MAU) also increased 9 million quarter-over-quarter, reaching 328 million.

•	We’ve made meaningful progress toward identifying and removing accounts that demonstrate abusive behavior and, as a result, we’re seeing less abuse reported across the service.
•

We shipped a series of updates to further simplify our service. We gave people more characters for their replies by removing @names from the Tweet text, we’re building a unified API platform, and we’ve launched new Direct Message APIs, creating a more cohesive product experience for consumers and developers.

•

We made progress toward streamlining and simplifying our revenue product portfolio in Q1, reallocating resources to our highest revenue-generating priorities as well as new revenue product features and new channels of demand.

Overview

Twitter’s audience continued to grow with accelerating momentum in Q1. DAU increased 14% year-over-year, making this our fourth consecutive quarter of accelerating growth. We also saw continued strong growth in MAUs with 328 million reported in Q1, an increase of 9 million quarter-over-quarter. We believe our audience growth has been driven by a combination of: organic growth (reflecting some seasonal strength), product improvements (including better relevance in the timeline and notifications), and marketing.

* We define daily active users or daily active usage (DAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website or mobile applications on any given day. Average DAU for a period represents the number of DAUs on each day of such period divided by the number of days for such period. To calculate the year-over-year change in DAUs, we subtract the average DAU for the three months ended in the previous year from the average DAU for the same three months ended in the current year and divide the result by the average DAU in the previous year. Prior to Q3 2016, Twitter has discussed DAUs and the ratio of monthly active users (MAUs) to DAUs. In those instances, for comparability and consistency with MAUs, DAUs also included users who accessed Twitter through our desktop applications and third-party properties.

While we’ve made progress toward building a better, more cohesive user experience that is driving accelerating audience growth, there is still work to be done to translate that into revenue growth. In Q1, we continued to streamline and simplify our revenue products, communicate to advertisers the success we’re seeing with accelerating audience growth, build new revenue product features, and reallocate resources to our highest revenue generating priorities. We have received positive feedback from advertisers and agencies regarding the significant ROI improvements we’ve achieved as audience growth continued to accelerate and our cost per engagement (CPE) has decreased more than 60% year-over-year. While new deals represent a small portion of total expected revenue, we have signed a number of new advertising agreements with some of our largest advertiser partners and agencies in key geographies. We continue to expect revenue growth to meaningfully lag audience growth in 2017. We believe, however, that executing on our plan and growing our audience should result in positive revenue growth over the long term.

In addition, we remain focused on streamlining our cost structure, achieving greater operating efficiency, and making progress toward GAAP profitability.  In Q1, we reduced our GAAP net loss significantly and achieved our highest adjusted EBITDA margin to date, despite the year-over-year decline in revenue.

In the first quarter, we achieved the following results:

•	Q1 revenue totaled $548 million, a decrease of 8% year-over-year.
o	Advertising revenue totaled $474 million, a decrease of 11% year-over-year.
o	Data licensing and other revenue totaled $74 million, an increase of 17% year-over-year.
o	US revenue totaled $341 million, a decrease of 13% year-over-year.
o	International revenue totaled $208 million, an increase of 2% year-over-year.
o	Total ad engagements increased 139% year-over-year.
o	Cost per engagement (CPE) decreased 63% year-over-year.
•	Q1 GAAP expenses totaled $589 million, a decrease of 10% year-over-year.
•	Q1 non-GAAP expenses totaled $465 million, a decrease of 5% year-over-year.
•	Q1 GAAP net loss of $62 million, a decrease of 23% year-over-year, representing a GAAP net margin of -11%.
•	Q1 non-GAAP net income of $82 million, a decrease of 20% year-over-year.
•	Q1 GAAP diluted EPS of ($0.09) and non-GAAP diluted EPS of $0.11.
•	Q1 adjusted EBITDA of $170 million, a decrease of 6% year-over-year, representing an adjusted EBITDA margin of 31%.
•	Average monthly active users were 328 million in Q1, an increase of 6% year-over-year and compared to 319 million in the previous quarter.
o	Average US MAUs were 70 million in Q1, an increase of 7% year-over-year and compared to 67 million in the previous quarter.
o	Average international MAUs were 259 million in Q1, an increase of 6% year-over-year and compared to 252 million in the previous quarter.
•	DAU grew 14% year-over-year, an acceleration from 11% in Q4’16, 7% in Q3’16, 5% in Q2’16, and 3% in Q1’16.

We’re focused on driving value across three key areas of our service: audience, content, and revenue. We believe these areas will have the biggest impact on our ability to create shareholder value. Let’s go through each in more detail.

Audience

Strengthening our core use case as the best and fastest place to see what’s happening in the world and making Twitter safer are critical to growing our audience. We’re pleased with our Q1 results across both audience and engagement. We saw continued acceleration in DAU for the fourth consecutive quarter, an increase of 14% year-over-year, and our second consecutive quarter of accelerating year-over-year growth in MAU, an increase of 6% year-over-year, with 328 million reported in Q1. Growth continued to be broad based — DAU growth accelerated in seven of our top 10 global markets, with particular strength in the US, where we also added 3 million MAUs sequentially. Increases in audience and engagement were driven by organic growth (reflecting some seasonal strength), product improvements (including better relevance in the timeline and notifications), and marketing.

In Q1, we further refined the timeline to display a broader set of Tweets from a person’s network and applied deep learning models to show the most relevant Tweets first. We also continued to use other machine learning techniques to improve the relevance of notifications, which increased engagement and brought people back to Twitter. These changes improved retention across both MAU and DAU. In addition, in late March we introduced an update that makes it easier for people to follow conversations and replies on Twitter.

We also further simplified the user experience with the launch of Explore on iOS, which brings together trends, Moments, and search, making it easier for people to discover what’s happening on Twitter. We’re seeing strong adoption and repeat usage — approximately 40% of our DAUs visit the Explore tab on average per day, and approximately 60% of those return the next day.

Making Twitter safer also remains a primary focus and we executed against a number of initiatives in Q1, several of which were the result of direct user feedback. We've been focused on three key areas: communicating more clearly about actions we take, giving people more tools to control their experience, and further leveraging our technology to reduce abusive content.  In February, we announced new updates to stop the creation of new abusive accounts by users that have been permanently suspended, and to bring forward safer search results. We also helped people reduce notifications from conversations started by accounts they had blocked or muted, and began ranking content to bring the most relevant conversations forward. Over time, we expect to do even more in this area, with a specific focus on identifying and collapsing potentially abusive and low-quality replies. All of these initiatives reflect our greater sense of urgency in regard to safety, and we look forward to sharing more product updates in the coming weeks and months.

Content

Live streaming video continued to drive conversation, connection, and engagement on Twitter. We saw strong momentum in Q1 with partnerships across our key areas of strength: news and politics, sports and esports, and entertainment. We signed a number of new deals in the quarter including partnerships with ESL and DreamHack, Mainichi Shimbun, France Télévisions, Sky Sports, Time Inc., Billboard, IMDb, Condé Nast, and GLAAD. The breadth and diversity of our content continues to meet the passionate interests of our audience and also offers a competitive advantage in our conversations with advertisers.

Notably, in Q1 we streamed more than 800 hours of live premium video from content partners across more than 450 events reaching 45 million unique viewers*, an increase of 31% from Q4’16 (our first full quarter of live streaming premium content). Of these hours, 51% were sports, 35% were news and politics, and 14% were entertainment. We continue to provide significant value to our live premium content partners, helping them extend their reach globally with approximately 60% of unique viewers outside the US, and reach a younger audience with approximately 55% of unique viewers under the age of 25**.

* All unique viewership counts referenced herein are based on unique user ID and the MRC video view standard as defined by the IAB (50% in view for 2 seconds).

** The 60% of unique viewers outside the US and 55% of unique viewers under the age of 25 represent percentages for our logged in audience only.

In sports, we launched weekly games with the National Hockey League and the National Lacrosse League, as well as early morning streaming of PGA TOUR LIVE, with great success. Our distribution of PGA TOUR LIVE has averaged almost half a million unique viewers each day. We also launched our spring college sports, featuring college baseball, softball, and lacrosse, which enabled us to meet the specific interests expressed by our audience via their interest graph. We’ve also begun our international expansion, with the Sky Sports Transfer Deadline Day in the UK, and the National High School Baseball Tournament (Senbatsu) in Japan, among others. In esports, we partnered with ESL and DreamHack to live stream the Halo World Championship, reaching a record 10 million viewers.*

In news and politics, we partnered with the PBS NewsHour to offer special coverage of President Trump’s address to a joint session of Congress, which reached 2.8 million unique viewers. Our relationship with Bloomberg also continued to draw large audiences, with nearly 11 million total unique viewers in Q1.

In entertainment, we partnered with Billboard to broadcast their Grammys red carpet pre-show, reaching 5.1 million unique viewers. This reflects both the strength of the music community on Twitter, as well as increased awareness of our live programming. In addition, Twitter’s streaming of the SAG Awards red carpet show, in partnership with Time Inc. and People, reached 2.6 million unique viewers. We also live streamed two shows associated with the Oscars — IMDb's live companion show and Vanity Fair's live afterparty — with the IMDb show reaching 2.7 million unique viewers and the Vanity Fair show reaching 3.7 million unique viewers. We also garnered 2.1 million unique viewers in our first live music event — a Depeche Mode concert in Berlin, Germany.

In Q1, we also began working to improve live content discovery on Twitter with a series of experiments that integrate some live video content into our Explore tab. We plan to expand this in the future as we make it even easier for people to discover what's happening on Twitter.

Looking ahead to Q2, we’ve entered into partnerships with Billboard to live stream performances from the #REVOLVE festival during the first weekend of Coachella, with Major League Baseball (MLB) to broadcast weekly MLB games, with Banner Promotions to live stream the WBO Lightweight world championship, and with IGN to provide an exclusive live stream of E3 in June.  Next week, in our first NewFronts presentation, we will share our entire slate of compelling live premium content across sports, esports, news, and entertainment.

Our user-generated content ecosystem also remains strong. In Q1, we streamed 77 million hours of live user-generated video through Periscope. We also made a number of product improvements. We launched the Producer API, which provides developers new ways to share live video via external hardware, software, cameras, and web services, allowing partners to more easily get their live content into the Twitter ecosystem. We also provided publishers and creators with new tools that allow them to see comprehensive analytics around their Periscope live broadcasts, and also to monetize their broadcasts with pre-roll ads in Periscope videos on Twitter.

Revenue

We believe Twitter is the best place for advertisers to drive brand perception. We saw this vividly in recent weeks when Wendy’s, a brand that regularly engages with people on Twitter, responded to a loyal customer on a mission for free chicken nuggets. Wendy’s leveraged the unique conversation that happens only on Twitter into national prominence for their brand, creating a call for Retweets that inspired unprecedented engagement. Other brands, celebrities, and consumers alike quickly took notice, and it soon became one of the most Retweeted Tweets ever. This one simple conversation is a powerful example of Twitter’s unique value proposition for advertisers.

We're continuing to showcase this value with our largest ad partners, highlighting the improved ROI from both our audience growth and better pricing — with a more than 60% year-over-year improvement in cost per ad engagement. Early feedback has been positive and we’ve signed 32 additional upfront deals since our last earnings call. While these represent a small portion of our total expected revenue, we’re seeing positive momentum in the number of upfront commitments signed.

* The 10 million viewers are not de-duplicated.

We’re also continuing to simplify our revenue product portfolio, reallocating our resources to the highest revenue-generating priorities, and to areas where we have the greatest odds of scaled success. We made meaningful progress in Q1, discontinuing investment in some products and features and reassigning engineers across new revenue product areas, our ads platform team, and a number of new strategic areas that we expect to open new avenues for growth in 2018 and beyond. We improved ad relevance from new machine learning techniques, and as a result, our ads platform team drove higher ROI for advertisers and delivered an incremental 12% increase in ad engagement rates. Finally, we've committed to providing better third-party measurement analytics for viewability and audience delivery, and we're making the necessary investments to do so. While we continue to expect revenue growth to meaningfully lag audience growth in 2017, we believe that executing on our plan and growing our audience should result in positive revenue growth over the long term.

Video remained our best-performing ad format in Q1, reflecting strength in our First View ad format and in pre-roll and live-streaming video ads. In the first quarter, we partnered with more than 200 premium content partners across live and Amplify with key events in sports, entertainment, news, and politics. Our live events and in-stream video ads garnered significant viewership, delivering great reach and a large variety of premium content categories to advertisers.

In addition, we continued growing our data licensing revenue — which we expect to become an increasingly important contributor to revenue growth and profitability over time — as we’ve taken a more brand-centric approach to our go-to-market strategy. Specifically, the channel partner approach we discussed last quarter is already driving results and we’ve entered into two new agreements in Q2 with Brandwatch and Crimson Hexagon. In addition to directly supporting brand needs, we are unifying our API platform to provide a more consistent and scalable experience for developers. This will offer new tiers of data access, including a paid tier that provides additional functionality, and will allow developers to create better solutions for businesses.

Q1’17 Financial and Operational Detail

In the first quarter, we made further progress with disciplined execution across our strategic priorities, which resulted in improved audience and engagement growth. We also reduced our GAAP net loss significantly and achieved our highest adjusted EBITDA margin to date, despite the year-over-year decline in revenue, as we continued to streamline our cost structure and remain focused on greater operating efficiency.

Revenue

Total revenue reached $548 million in the first quarter, a decrease of 8% year-over-year. Total advertising revenue was $474 million, a decrease of 11% year-over-year. Twitter-owned-and-operated (O&O) advertising revenue was $415 million, also a decrease of 11% year-over-year. After a challenging start to the quarter, the growth trajectory for O&O improved and we saw more stable revenue trends beginning in mid-February.

Non-O&O advertising revenue reached $58 million, or 12% of advertising revenue, a decrease of approximately $5 million or 8% year-over-year. The decrease was driven by continued declines in TellApart, offset by healthy year-over-year growth in the Twitter Audience Platform.

By product, video continued to be our single largest revenue-generating ad format. Strong growth in our First View, pre-roll, and live-streaming video ad formats was offset by year-over-year declines in traditional Promoted Tweet and direct response ad formats.

Data licensing and other revenue totaled $74 million in the first quarter, an increase of 17% year-over-year and representing 14% of total revenue compared to 11% in Q1’16. Growth was primarily driven by strength in data licensing.

Advertising metrics

Total ad engagements increased 139% year-over-year, driven by a continuing mix shift toward video ad impressions and higher video view rates from product improvements such as video quality optimization and latency improvement. Average cost per engagement (CPE) fell 63% year-over-year, reflecting a higher mix of video engagements and, to a lesser extent, improved engagement rates for the majority of ad formats on a like-for-like basis, as well as lower CPEs across most ad formats compared to the prior year.

Costs

Total GAAP expenses declined 10% year-over-year to $589 million, due to decreased sales and marketing expenses and R&D expenses, each reflecting lower headcount as a result of our 2016 restructuring plan. These decreases were offset by increases in cost of revenue reflecting higher content revenue share and depreciation, and increases in G&A expenses. Traffic acquisition costs were $30 million, or 51% of non-owned-and-operated advertising revenue. This compares favorably to 57% in Q1’16 and 52% in Q4’16. On a non-GAAP basis, total expenses in Q1 declined 5% year-over-year to $465 million.

Stock-based compensation (SBC) expense was $117 million, below our $125 to $135 million forecasted range. SBC expense has decreased meaningfully in each of the last three consecutive quarters and decreased 22% year over year. We ended the quarter with more than 3,300 employees.

Income and margin

GAAP net loss in the quarter was $62 million or -11% of total revenue, compared to a net loss of $80 million, or -13% of total revenue in Q1’16. The narrower loss reflects lower total GAAP expenses year-over-year. We reported GAAP diluted EPS of ($0.09) and non-GAAP diluted EPS of $0.11.

Adjusted EBITDA for Q1 was $170 million, or 31% of total revenue, compared to $180 million or 30% of total revenue in the previous year. We outperformed our forecasted ranges of $75 to $95 million of adjusted EBITDA and 17% to 17.5% adjusted EBITDA margins due to better than expected revenue, lower headcount and overhead costs, and expense timing benefits.

Balance sheet and statement of cash flows

We ended the quarter with $3.9 billion in cash, cash equivalents, and marketable securities. GAAP net cash provided by operating activities in the period was $203 million, an increase from $163 million in the previous year. Adjusted free cash flow for Q1 was $126 million, compared to $99 million in Q1’16.

Audience

For the fourth consecutive quarter, we saw an acceleration in year-over-year growth rates for DAUs. In Q1, total DAUs grew 14% year-over-year, compared to 11% in Q4’16, 7% in Q3’16, 5% in Q2’16, and 3% in Q1’16. This trend continues to be broad-based, with accelerated DAU growth in seven of our top 10 countries including the United States, as well as in aggregate across all other markets outside of the top 10 countries.

Total MAUs for Q1 grew to 328 million from 319 million in the prior quarter. The significant sequential increase in MAUs was primarily driven by organic growth (reflecting some seasonal strength), with significant contribution from product improvements and to a lesser degree, marketing initiatives. On a year-over-year basis, MAUs grew 6% year-over-year in Q1, an improvement compared to 4% in Q4 and 3% year-over-year growth rates seen in each of the first three quarters in 2016.

Outlook

Similar to the last two quarters, we are providing adjusted EBITDA, adjusted EBITDA margin, and stock-based compensation expense guidance. We continue to expect advertising revenue growth to continue to meaningfully lag that of audience growth in 2017, including in Q2.

For Q2, we expect:

•	Adjusted EBITDA to be between $95 million and $115 million
•	Adjusted EBITDA margin to be between 21% and 21.5%
•	SBC to be between $115 million and $125 million

For FY 2017, we expect:

•	Total non-GAAP expenses to be flat to down 5%, compared to full year 2016
•	SBC to be down 20% to 25%, compared to full year 2016
•	Capital expenditures to be between $300 million and $400 million

Note that our outlook for Q2 and the full year 2017 reflects foreign exchange rates as of April 14, 2017.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.  Guidance for Adjusted EBITDA and Adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges and one-time nonrecurring gain. We have not reconciled Adjusted EBITDA guidance to GAAP net loss because we do not provide guidance on GAAP net loss or the reconciling items between Adjusted EBITDA and GAAP net loss, other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of net loss and such reconciling items will have a significant impact on our Adjusted EBITDA and Adjusted EBITDA margin. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

Webcast and Conference Call Details

Twitter will host a conference call today, Wednesday, April 26, 2017, at 5am Pacific Time (8am Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc.

Twitter, Inc. (NYSE: TWTR) is the best and fastest place to see what’s happening and what people are talking about all around the world.  From breaking news and entertainment to sports and politics, from big events to everyday interests. If it’s happening anywhere, it’s happening first on Twitter. Twitter is where the full story unfolds with all the live commentary and where live events come to life unlike anywhere else. Twitter is available in more than 40 languages around the world. The service can be accessed at twitter.com, on a variety of mobile devices and via SMS. For more information, visit about.twitter.com or follow @twitter.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance, Twitter's strategies, product and business plans, including strategies for increasing shareholder value and improving safety, the development of, investment in and demand for content, its products, product features and services, including video, API platform, machine learning and data licensing, the behavior of Twitter’s users and advertisers, Twitter’s expectations regarding the growth of its revenue, profitability, audience, engagement and monetization, advertiser base and spending, allocation of resources, and ad engagements and the impact of re-evaluating Twitter’s revenue product portfolio. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin, non-GAAP diluted EPS, and adjusted free cash flow. Twitter defines adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expenses, net, provision (benefit) for income taxes, restructuring charges and one-time nonrecurring gain; Twitter defines non-GAAP net income as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, the income tax effects related to acquisitions, restructuring charges and one-time nonrecurring gain; and Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges and one-time nonrecurring gain. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses that it excludes in adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin, and non-GAAP diluted EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin, and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Kristin Binns kbinns@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,191,566	$988,598
Short-term investments	2,752,111	2,785,981
Accounts receivable, net	501,153	650,650
Prepaid expenses and other current assets	250,502	226,967
Total current assets	4,695,332	4,652,196
Property and equipment, net	782,421	783,901
Intangible assets, net	79,393	95,334
Goodwill	1,183,685	1,185,315
Other assets	151,911	153,619
Total assets	$6,892,742	$6,870,365
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$86,176	$122,236
Accrued and other current liabilities	322,567	380,937
Capital leases, short-term	80,249	80,848
Total current liabilities	488,992	584,021
Convertible notes	1,560,330	1,538,967
Capital leases, long-term	77,780	66,837
Deferred and other long-term tax liabilities, net	8,353	7,556
Other long-term liabilities	66,911	68,049
Total liabilities	2,202,366	2,265,430
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	7,376,956	7,224,534
Accumulated other comprehensive loss	(61,359)	(69,253)
Accumulated deficit	(2,625,225)	(2,550,350)
Total stockholders’ equity	4,690,376	4,604,935
Total liabilities and stockholders’ equity	$6,892,742	$6,870,365

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenue	$548,251	$594,521
Costs and expenses
Cost of revenue	220,339	198,405
Research and development	128,728	155,794
Sales and marketing	169,594	236,171
General and administrative	69,868	63,267
Total costs and expenses	588,529	653,637
Loss from operations	(40,278)	(59,116)
Interest expense	(25,409)	(24,893)
Other income (expense), net	7,322	6,306
Loss before income taxes	(58,365)	(77,703)
Provision for income taxes	3,194	2,028
Net loss	$(61,559)	$(79,731)
Net loss per share:
Basic and diluted	$(0.09)	$(0.12)
Weighted-average shares used to compute net loss per share:
Basic and diluted	722,048	691,564

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(61,559)	$(79,731)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	102,792	88,621
Stock-based compensation expense	116,997	150,916
Amortization of discount on convertible notes	19,248	18,370
Changes in bad debt provision	1,318	(158)
Deferred income tax	(240)	86
Other adjustments	(9,533)	6,605
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	153,348	65,756
Prepaid expenses and other assets	(24,000)	(12,819)
Accounts payable	(36,950)	(37,033)
Accrued and other liabilities	(57,973)	(37,849)
Net cash provided by operating activities	203,448	162,764
Cash flows from investing activities
Purchases of property and equipment	(39,881)	(59,148)
Purchases of marketable securities	(701,964)	(581,069)
Proceeds from maturities of marketable securities	659,450	595,586
Proceeds from sales of marketable securities	74,798	21,289
Changes in restricted cash	1,623	(76)
Purchases of investments in privately-held companies	—	(5,000)
Proceeds from sales of assets	35,000	—
Other investing activities	(10,006)	—
Net cash provided by (used in) investing activities	19,020	(28,418)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(3,090)	(2,124)
Repayments of capital lease obligations	(27,084)	(24,917)
Proceeds from exercise of stock options	6,522	2,941
Other financing activities	—	21
Net cash used in financing activities	(23,652)	(24,079)
Net increase in cash and cash equivalents	198,816	110,267
Foreign exchange effect on cash and cash equivalents	4,152	5,923
Cash and cash equivalents at beginning of period	988,598	911,471
Cash and cash equivalents at end of period	$1,191,566	$1,027,661
Supplemental disclosures of non-cash investing and financing activities
Equipment purchases under capital leases	$37,434	$4,349
Changes in accrued property and equipment purchases	$4,890	$(1,309)

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Non-GAAP net income and net income per share:
Net loss	$(61,559)	$(79,731)
Stock-based compensation expense	116,997	150,916
Amortization of acquired intangible assets	16,191	12,730
Non-cash interest expense related to convertible notes	19,248	18,370
Income tax effects related to acquisitions (1)	1,099	391
Restructuring charges and one-time nonrecurring gain	(9,572)	47
Non-GAAP net income	$82,404	$102,723
GAAP diluted shares	722,048	691,564
Dilutive equity awards (2)	8,675	10,433
Non-GAAP diluted shares	730,723	701,997
Non-GAAP diluted net income per share	$0.11	$0.15
Adjusted EBITDA:
Net loss	$(61,559)	$(79,731)
Stock-based compensation expense	116,997	150,916
Depreciation and amortization expense	102,792	88,621
Interest and other expense, net	18,087	18,587
Provision for income taxes	3,194	2,028
Restructuring charges and one-time nonrecurring gain	(9,572)	47
Adjusted EBITDA	$169,939	$180,468
Stock-based compensation expense by function:
Cost of revenue	$5,952	$7,968
Research and development	64,386	75,579
Sales and marketing	25,089	46,101
General and administrative	21,570	21,268
Total stock-based compensation expense	$116,997	$150,916
Amortization of acquired intangible assets by function:
Cost of revenue	$6,857	$7,944
Research and development	—	64
Sales and marketing	9,334	4,722
General and administrative	—	—
Total amortization of acquired intangible assets	$16,191	$12,730
Restructuring charges and one-time nonrecurring gain by function:
Cost of revenue	$103	$1
Research and development	(11,512)	10
Sales and marketing	1,478	32
General and administrative	359	4
Total restructuring charges and one-time nonrecurring gain	$(9,572)	$47
Non-GAAP costs and expenses:
Total costs and expenses	$588,529	$653,637
Less: stock-based compensation expense	(116,997)	(150,916)
Less: amortization of acquired intangible assets	(16,191)	(12,730)
Less: restructuring charges and one-time nonrecurring gain	9,572	(47)
Non-GAAP total operating expenses	$464,913	$489,944
Adjusted free cash flow:
Net cash provided by operating activities	$203,448	$162,764
Less: purchases of property and equipment	(39,881)	(59,148)
Less: equipment purchases under capital leases	(37,434)	(4,349)
Adjusted free cash flow	$126,133	$99,267

(1) The current and deferred income tax effects related to non-GAAP adjustments are comprised of the tax expense related to the amortization of acquired intangible assets in certain foreign jurisdictions and stock-based compensation related to certain foreign acquisitions.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.